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EXHIBIT 23: CONSENT OF INDEPENDENT AUDITORS

To the Stockholder and Board of Directors of Harris Bankcorp, Inc.

We consent to incorporation by reference in Registration Statement No. 33-28909 on Form S-3 of Harris Bankcorp, Inc. and Subsidiaries of our report dated January 29, 1993, relating to the consolidated statements of income, changes in stockholder's equity, and cash flows of Harris Bankcorp, Inc. and Subsidiaries, for the year ended December 31, 1992, which report appears on page 57 of the December 31, 1994 Annual Report on Form 10-K of Harris Bankcorp, Inc. and Subsidiaries.

KPMG Peat Marwick LLP                      Deloitte & Touche LLP

Chicago, Illinois
March 28, 1995